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                                                                    Exhibit 99.1


                                SPEEDUS.COM, INC.
                           CONSOLIDATED BALANCE SHEET

             ASSETS



Current assets:
     Cash and cash equivalents                    $ 11,902,275
     Due from affiliates                                79,778
     Prepaid expenses and other                         61,848
     Accounts receivable, net of allowance for
          doubtful accounts of $1,019,933                  ---
                                                   -----------
     Total current assets                           12,043,091
Property and equipment, net of accumulated
     depreciation of $5,941,933                     12,418,512
Other assets                                            67,915
                                                  =============
     Total assets                                 $ 24,530,328

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                             $  1,933,995
     Accrued liabilities                               701,457
     Other current liabilities                         570,615
     Current portion of notes payable                  168,750
                                                       -------
     Total current liabilities                       3,374,817
Notes payable                                          168,750
     Total liabilities                               3,543,567

Commitments and Contingencies                              ---

Stockholders' equity:
     Common stock ($.01 par value; 40,000,000
       shares authorized; 17,157,357
       shares issued and outstanding)                  171,574
     Preferred stock ($.01 par value; 20,000,000
       shares authorized):
          Series A Convertible ($1,000 stated value;
            10,000 shares authorized; no shares issued
            and outstanding)                               ---
     Additional paid-in-capital                     58,817,727
     Accumulated deficit                           (38,002,540)
                                                   -----------
     Stockholders' equity                           20,986,761
                                                   -----------
     Total liabilities and stockholders' equity   $ 24,530,328
                                                   ===========

The accompanying note is an integral part of this consolidated balance sheet.



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                                SPEEDUS.COM, INC.
                       NOTES TO CONSOLIDATED BALANCE SHEET
                                FEBRUARY 28, 1999

         BASIS OF PRESENTATION

         The accompanying unaudited consolidated balance sheet of SpeedUs.com Inc. (the "Company") has been prepared in accordance with generally accepted accounting principles for interim financial information. It does not include all information and notes required by generally accepted accounting principles for complete financial statements.

         In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. This consolidated balance sheet should be read in conjunction with the Company's 1998 audited consolidated financial statements and notes thereto on Form 10-K. Results for the two months ended February 28, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.